UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2021

Kala Pharmaceuticals, Inc.

(Exact Name of Company as Specified in its Charter)

Delaware	001-38150	27-0604595
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 Arsenal Way, Suite 120

Watertown, MA 02472

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 996-5252

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	KALA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On October 14, 2021, Rajeev Shah notified Kala Pharmaceuticals, Inc. (the “Company”) of his decision to resign as a member of the Board of Directors of the Company (the “Board”), which resignation was effective on October 15, 2021. With the resignation, Mr. Shah also resigned as a member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Shah informed the Company that his resignation was not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

Election of New Director

On October 15, 2021, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed C. Daniel Myers as a member of the Board, effective immediately, to fill the vacancy created by the resignation of Mr. Shah. Mr. Myers will serve as a Class III director with a term expiring at the 2023 annual meeting of stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board also appointed Mr. Myers to serve on the Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Myers has served as the chief executive officer of MediPrint Opthalmics, Inc. (formerly Leo Lens Pharma), a private eye-care company, since April 2020. Previously, Mr. Myers co-founded Alimera Sciences, Inc. (“Alimera”), a publicly traded pharmaceutical company, and served as its chief executive officer from 2003 until January 2019. Before co-founding Alimera, Mr. Myers was an initial employee of Novartis Ophthalmics (formerly CIBA Vision Ophthalmics), a pharmaceutical company, and served as its vice president of sales and marketing from 1991 to 1997 and as president from 1997 to 2003. Mr. Myers has served as a director of Alimera since 2003 and has served as chairman of its board of directors since January 2019. In addition, Mr. Myers served on the board of directors of Ocular Therapeutix, Inc., a publicly traded biopharmaceutical company, from 2009 to 2012. Mr. Myers holds a B.S. in Industrial Management from the Georgia Institute of Technology.

There are no arrangements or understandings between Mr. Myers and any other persons pursuant to which he was elected as a director. Mr. Myers has no family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Mr. Myers and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Myers will receive compensation for his service as a non-employee director of the Company and for his committee service in accordance with the Company’s non-employee director compensation policy, which is described in the definitive proxy statement for the Company’s 2021 annual meeting of stockholders that was filed with the Securities and Exchange Commission on April 28, 2021, including the award of a one-time nonqualified stock option under the Company’s 2017 Equity Incentive Plan, as amended, to purchase up to 42,000 shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) at an exercise price per share of $2.21, which was equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the effective date of Mr. Myers’s election. The option will vest with respect to one-third of the shares on the first anniversary of the effective date of the grant and with respect to an additional 1/36th of the shares at the end of each successive one-month period following the first anniversary of the effective date of the grant until the third anniversary of the effective date of the grant, in each case subject to Mr. Myers’s continued service as a director.

Mr. Myers will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.14 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-218936) filed with the Securities and Exchange Commission on June 10, 2017. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Mr. Myers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALA PHARMACEUTICALS, INC.

Date: October 18, 2021	By:	/s/ Eric L. Trachtenberg
		Name:	Eric L. Trachtenberg
		Title:	General Counsel, Chief Compliance Officer & Corporate Secretary